EXHIBIT 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: August 15, 2007

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces the Purchase of Creek’s Edge at Stony Point Multi-Family Property in Richmond, Virginia with an Unaffiliated Co-owner

Louisville, KY (August 15, 2007) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that it, together with an unaffiliated co-owner, completed the purchase of Creek’s Edge at Stony Point (“Creek’s Edge”), a multifamily property located in Richmond, Virginia. The Company completed the transaction through Creek’s Edge Apartments, LLC, a subsidiary of the Company’s qualified intermediary in connection with its intended Section 1031 like-kind exchange. The Company and its co-owner purchased the property from CG Stony Point, LLC, a Virginia limited liability company that is not affiliated with the Company (the “Seller”). The Company and its co-owner paid an aggregate purchase price of $32.3 million to acquire Creek’s Edge. A spokesperson for the Company indicated that the Company and its co-owner satisfied the purchase price for Creek’s Edge with funds obtained from a $22.75 million short-term mortgage loan from JP Morgan Chase Bank, N.A., funds from a $4.5 million increase in a mortgage loan on the Company’s Lakeshore Business Centers I, II and III, and from working capital. The spokesperson also indicated that the transaction was conducted pursuant to an Exchange Agreement with a qualified intermediary as a transaction under Section 1031 of the Internal Revenue Code which is intended to allow the Company to defer the payment of income tax on any gain related to the sale of properties.

Brian Lavin, the President and Chief Executive Officer of the Company’s managing general partner said, “We are very pleased to add this property, located next to one of Richmond’s newest and most upscale shopping centers, to our growing portfolio of multifamily properties.”

About NTS Realty Holdings Limited Partnership
The Company directly, or as a tenant in common with unaffiliated co-owners, currently owns twenty-nine properties, comprised of eleven multifamily properties, fourteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

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Safe Harbor Under the Private Securities Litigation Reform Act of 1995
This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 29, 2007, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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